QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2001

Inhale Therapeutic Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-23556	94-3134940
(Commission File No.)	(IRS Employer Identification No.)

150 Industrial Road
San Carlos, CA 94070
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (650) 631-3100

Item 2. Acquisition or Disposition of Assets.

    Effective June 29, 2001, Inhale Therapeutic Systems, Inc. ("Inhale") consummated its acquisition of privately-held Shearwater Corporation ("Shearwater"), pursuant to an Agreement and Plan of Merger and Reorganization, dated May 22, 2001, as amended (the "Agreement"), by and among Inhale, Square Acquisition Corp., a wholly owned subsidiary of Inhale (the "Merger Sub"), Shearwater, J. Milton Harris and Puffinus, L.P. Pursuant to the Agreement, Shearwater merged with and into Merger Sub, with Merger Sub being the surviving corporation (the "Merger"). The Merger is intended to qualify as a tax-free reorganization and will be accounted for using the purchase method of accounting. The description contained in this Item 2 of the transactions contemplated by the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1, and to the full text of the Amendment to Agreement, dated June 21, 2001, a copy of which is attached hereto as Exhibit 2.2.

    The aggregate consideration paid was established in the Agreement at $72.5 million in cash and 4,000,000 shares or options to acquire shares of Inhale common stock in exchange for all of the outstanding capital stock of Shearwater (including shares issuable pursuant to outstanding options). Pursuant to the Merger, each then-outstanding share of common stock of Shearwater was converted into the right to receive 3.086184 shares of common stock of Inhale and $55.94 in cash and each then-outstanding option to purchase Shearwater common stock was converted into the right to receive 3.086184 shares of Inhale common stock upon exercise. Holders of Shearwater options were also entitled to a cash payment of $55.94 per share of Shearwater common stock issuable upon exercise of such options. Approximately 3,112,610 shares of Inhale common stock were issued and $56,416,074 in cash was paid to the six former shareholders of Shearwater in the Merger. In addition, Inhale assumed all 287,536 outstanding options to purchase Shearwater common stock which were converted into options to purchase an aggregate of approximately 887,390 shares of Inhale common stock and paid approximately $16,083,926 in cash to 83 Shearwater optionholders. No fractional shares of Inhale common stock were issued in connection with the Merger. In lieu thereof, any holder of Shearwater common stock who would otherwise have been entitled to receive fractional shares of Inhale common stock was paid an amount based on the value of such fractional shares multiplied by $30.67 (rounded to the nearest whole cent).

    The cash portion of the purchase price and other costs related to the Merger were funded by Inhale from working capital. As part of the Merger, Inhale acquired real property interests in office, manufacturing and research and development facilities owned and leased by Shearwater for the purpose of general business, manufacturing and research and development activities. Inhale intends to continue the use of such real property for the same or similar uses.

    The shares of Inhale common stock issued as consideration in the Merger were issued in a private placement exempt from the registration requirements of the Securities Act of 1933 (the "Act") pursuant to an exemption under Section 4(2) of the Act. Inhale has agreed to file a registration statement on Form S-3 to register the resale of such securities not later than 45 days following the effective date of the Merger.

    Shearwater is a research-based drug delivery company incorporated in Alabama. Prior to the Merger, Shearwater had no relationship with Inhale or its officers or directors.

Item 5. Other Events.

    Inhale's press release, dated July 2, 2001, titled "Inhale Announces Completion of Transaction to Acquire Shearwater Corporation" is attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

    (a)  Financial Statements of Business Acquired.

      The required financial statements will be filed by amendment as soon as practicable.

    (b)  Pro Forma Financial Information

      The required pro forma financial information will be filed by amendment as soon as practicable.

    (c)  Exhibits

      The following exhibits are filed herewith and incorporated herein by reference:

Exhibit Number	Description
2.1	Agreement and Plan of Merger and Reorganization, dated May 22, 2001, by and among Inhale Therapeutic Systems, Inc., Square Acquisition Corp., Shearwater Corporation, J. Milton Harris and Puffinus, L.P.
2.2
Amendment to Agreement and Plan of Merger and Reorganization, dated June 21, 2001, by and among Inhale Therapeutic Systems, Inc., Square Acquisition Corp., Shearwater Corporation, J. Milton Harris and Puffinus, L.P.
99.1	Press Release titled "Inhale Announces Completion of Transaction to Acquire Shearwater Corporation" dated July 2, 2001.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INHALE THERAPEUTIC SYSTEMS, INC.
Dated: July 10, 2001	By:	/s/ BRIGID A. MAKES Brigid A. Makes Chief Financial Officer and Vice President (Principal Financial and Accounting Officer)

QuickLinks

  Item 2. Acquisition or Disposition of Assets.
  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits